Baldwin & Lyons, Inc.                                                                                                                                                                                                                                                                                                                                                             May 9, 2018
Unaudited First Quarter Financial Statements                                                                                                                                                                                                                                                                               Investor Contact:  William Vens
                                                                                                                                                                                                                                                                                                                                                               investors@baldwinandlyons.com
                                                                                                                                                                                                                                                                                                                                                                                                  (317) 429-2554

BALDWIN & LYONS, INC. ANNOUNCES FIRST QUARTER 2018 RESULTS

Carmel, Indiana, May 9, 2018—Baldwin & Lyons, Inc. (NASDAQ: BWINA, BWINB) today reported results for the first quarter of 2018.  The Company produced first quarter net income of $0.3 million, or $0.02 per share, which compares to net income of $6.8 million, or $0.45 per share, for the prior year's first quarter.

●	Gross premiums written increased 35.3% during the first quarter of 2018 to $148.8 million compared to $110.0 million during the first quarter of 2017.
●	Net investment income increased 25.6% during the first quarter of 2018 compared to prior year

●	Combined ratio of 99.8% during the first quarter of 2018 compared to 99.7% during the first quarter of 2017.

Net premiums earned for the first quarter of 2018 increased 42.6% to $105.5 million compared to the prior year period.  Continued growth in the Company's commercial automobile and workers' compensation products, in both our retail and program distribution channels, contributed to the increase in premiums earned.
Gross premiums written for the first quarter of 2018 increased 35.3% to $148.8 million compared to $110.0 million written during the prior year period.  As with net premiums earned, the increases were primarily driven by continued growth in the Company's commercial automobile and workers' compensation products in both our retail and program distribution channels.
Net investment income for the first quarter of 2018 increased 25.6% to $4.6 million compared to $3.7 million in the prior year period.  The increase reflects higher interest rates, leading to higher reinvestment yields for our short-duration fixed income portfolio and an increase in average funds invested resulting from positive cash flow.  Our fixed income investment portfolio continues to emphasize shorter-duration instruments as was the case at year-end 2017 when we noted that if interest rates were to rise by 100 basis points, the price of our bonds would be expected to fall by approximately 2.7%.  Credit quality remains high with a weighted average rating of A+, including cash.
Underwriting operations produced a combined ratio of 99.8% during the first quarter of 2018 compared to a combined ratio of 99.7% for the prior year period.  For the first quarter of 2018, prior accident year loss development was favorable ($1.6 million) compared to a small deficiency produced in the same period of 2017 ($0.1 million).  The main driver of the higher loss ratio for the first quarter of 2018 when compared to 2017 is higher current accident year loss picks which were increased following our adverse prior year reserve charges recognized during the second quarter of 2017.  We expect that rate actions and changes in the mix of business will lower these loss ratios over time, but are also striving for conservative loss positions in the current accident year.
Premium growth is beginning to have a favorable impact on our expense ratio, consistent with our stated strategy to leverage the Company's fixed expense base to improve the expense ratio over time.  The 2.8% decline in the expense ratio during the first quarter of 2018 when compared to 2017 reflects this fixed expense leverage.  Increased writings within the workers' compensation product also positively impacted the expense ratio due to increased ceding commission income during the first quarter of 2018.

Book value per share as of March 31, 2018 was $27.38, a decrease of $0.45 per share during the first quarter, after the payment of cash dividends to shareholders totaling $0.28 per share.  The combination of the year-to-date decrease in book value of $0.45, plus dividends paid to shareholders of $0.28, represents an annualized negative total value creation of 2.4% on beginning book value for the first quarter of 2018.
The Company's net income (loss), determined in accordance with U.S. generally accepted accounting principles (GAAP) includes items that may not be indicative of ongoing operations. The following table reconciles income (loss) before federal income taxes to underwriting income, a non-GAAP financial measure that is a useful tool for investors and analysts in analyzing ongoing operating trends.

	Three Months Ended
	March 31
	2018	2017

Income before federal income taxes	$314	$10,178
Less: Net realized gains on investments	376	1,008
Less: Net unrealized gains (losses) on equity securities and limited partnership invesments	(4,909)	5,286
Income from core business operations	$4,847	$3,884
Less: Net investment income	4,636	3,692
Underwriting income	$211	$192

Income from core business operations, before federal income taxes, was $4.8 million for the first quarter of 2018 compared to income from core business operations, before federal income taxes, of $3.9 million during the first quarter of 2017.
The Company's management uses the term income (loss) from core business operations, a non-GAAP financial measure, which is defined as income before federal income taxes excluding pre-tax realized and unrealized investment gains and losses.  This financial measure is used to evaluate the Company's performance because the recognition of investment gains and losses in any given period is largely discretionary as to timing and could distort the analysis of trends.
The combined ratios and the components, as presented herein, are commonly used in the property/casualty insurance industry and are applied to the Company's GAAP underwriting results.
During the first quarter of 2018, the Company reallocated approximately $54.0 million of equity securities into short-duration treasuries of three years or less.  These equity sales further solidified the conservative nature of our high quality, short duration investment portfolio; opportunistically utilized the new lower corporate tax rate of 21%, which was beneficial given the low tax basis of many of these equity positions; and were accretive to income, given the increase in yields at the shorter end of the yield curve.
Recently Adopted Accounting Standard
Accounting guidance for recognizing the mark-to-market change in our equity investments portfolio was revised in 2018 under FASB ASU 2016-01: Recognition and Measurement of Financial Assets and Financial Liabilities. As a result of the Company adopting this accounting standard update, effective January 1, 2018, equity portfolio investments are measured at fair value (i.e. marked-to-market) and any changes in fair value are recognized in net income through the Income Statement.  Previously, the Company's equity portfolio securities, excluding those held within limited partnerships, were classified as available-for-sale and changes in fair value were recorded in other comprehensive income on the Balance Sheet.

Upon adoption of this ASU, cumulative net unrealized gains on equity securities of $71.0 million, ($46.2 million net of tax), were reclassified within the equity section of the Balance Sheet from accumulated other comprehensive income to retained earnings.  This adjustment had no overall impact on shareholders' equity, however since these net unrealized gains are now included within retained earnings, they will not appear as realized gains on the Income Statement when sold.  During the first quarter of 2018, the Company sold $59.8 million in equity securities resulting in a realized gain of $35.1 million. Since the majority of this gain was already included in retained earnings on the Balance Sheet, that portion already included in retained earnings was not recognized within realized gains on the Income Statement.

Conference Call Information:
Baldwin & Lyons, Inc. has scheduled its quarterly conference call for Wednesday, May 9, 2018, at 11:00 AM EST to discuss results for the first quarter ended March 31, 2018.
To participate via teleconference, investors may dial 1-877-705-6003 (U.S./Canada) or 1-201-493-6725 (International or local) at least five minutes prior to the beginning of the call.  A replay of the call will be available through May 16, 2018 by calling 1-844-512-2921 or 1-412-317-6671 and referencing passcode 13678057.  Investors and interested parties may also listen to the call via a live webcast, accessible on the company's web site via a link at the top of the main Investor Relations page.  To participate in the webcast, please register at least fifteen minutes prior to the start of the call.  The webcast will be archived on this site until November 9, 2018.  The webcast may be accessed directly at: http://public.viavid.com/index.php?id=128936.
Also available on the investor relations section of our web site are complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q but do not include all of the information and footnotes as disclosed in the Company's annual audited financial statements.  In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included.

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.

Baldwin & Lyons, Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	March 31	December 31
	2018	2017
Assets
Investments [1]:
Fixed maturities ($547,231)	$544,116	$521,853
Equity securities ($114,619)	149,027	201,763
Limited partnerships, at equity	68,403	70,806
Short-term [2]	1,000	1,000
	762,546	795,422
Cash and cash equivalents	79,209	64,680
Restricted cash and cash equivalents	4,024	4,033
Accounts receivable	104,377	87,551
Reinsurance recoverable	322,055	318,331
Other assets	95,039	80,061
Current federal income taxes	-	6,938
	$1,367,250	$1,357,016

Liabilities and shareholders' equity
Reserves for losses and loss expenses	$694,450	$680,274
Reserves for unearned premiums	64,005	53,085
Borrowings under line of credit	20,000	20,000
Accounts payable and other liabilities	170,411	170,488
Current federal income taxes	1,195	-
Deferred federal income taxes	5,378	14,358
	955,439	938,205
Shareholders' equity:
Common stock-no par value	642	642
Additional paid-in capital	55,511	55,078
Unrealized net gains (losses) on investments	(2,461)	46,700
Retained earnings	358,119	316,391
	411,811	418,811
	$1,367,250	$1,357,016

Number of common and common
equivalent shares outstanding	15,041	15,047
Book value per outstanding share	$27.38	$27.83

[1] 2018 cost in parentheses
[2] Approximates cost

Baldwin & Lyons, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share data)

	Three Months Ended
	March 31
	2018	2017
Revenues
Net premiums earned	$105,462	$73,974
Net investment income	4,636	3,692
Commissions and other income	1,814	981
Net realized gains on investments, excluding impairment losses	376	1,008
Other-than-temporary impairment losses on investments	-	-
Net unrealized gains (losses) on equity securities and limited partnership investments	(4,909)	5,286
Net realized and unrealized gains (losses) on investments	(4,533)	6,294
	107,379	84,941
Expenses
Losses and loss expenses incurred	72,298	48,599
Other operating expenses	34,767	26,164
	107,065	74,763
Income before federal income taxes (benefits)	314	10,178
Federal income taxes (benefits)	(16)	3,422
Net income	$330	$6,756

Per share data - diluted:
Income before net gains (losses) on investments	$.22	$.18
Net gains (losses) on investments	(.20)	.27
Net income	$.02	$.45

Dividends	$.28	$.27

Reconciliation of shares outstanding:
Average shares outstanding - basic	15,010	15,096
Dilutive effect of share equivalents	24	8
Average shares outstanding - diluted	15,034	15,104

Baldwin & Lyons, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended
	March 31
	2018	2017

Net cash provided by operating activities	$8,027	$6,398
Investing activities:
Purchases of available-for-sale investments	(140,820)	(115,947)
Purchases of limited partnership interests	(200)	-
Proceeds from sales or maturities
of available-for-sale investments	163,414	105,282
Net purchases of short-term investments	-	(7,290)
Purchase of insurance company-owned life insurance	(10,000)	-
Distributions from limited partnerships	-	16,016
Other investing activities	(1,214)	(1,659)
Net cash provided by (used in) investing activities	11,180	(3,598)
Financing activities:
Dividends paid to shareholders	(4,229)	(4,080)
Repurchase of common shares	(235)	-
Net cash used in financing activities	(4,464)	(4,080)

Effect of foreign exchange rates on cash and cash equivalents	(223)	65

Increase (decrease) in cash, cash equivalents and restricted cash	14,520	(1,215)
Cash, cash equivalents and restricted cash at beginning of period	68,713	62,976
Cash, cash equivalents and restricted cash at end of period	$83,233	$61,761

Financial Highlights (unaudited)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)	Three Months Ended
	March 31
	2018	2017

Annualized
Book value per share beginning of period	$27.83	$26.81
Book value per share end of period	27.38	27.34
Change in book value per share	$(0.45)	$0.53
Dividends paid	0.28	0.27
Total value creation [1]	(2.4%)	11.9%

Return on average shareholders' equity:
Net operating income	4.0%	2.9%
Net income	0.3%	7.3%

Loss and LAE expenses incurred	$72,298	$48,599
Net premiums earned	105,462	73,974
Loss and LAE ratio	68.6%	65.7%

Other operating expenses	$34,767	$26,164
Less: Commissions and other income	1,814	981
Other operating expenses, less commission and other income	$32,953	$25,183
Net premiums earned	105,462	73,974
Expense ratio	31.2%	34.0%

Combined ratio [2]	99.8%	99.7%

Gross premiums written	$148,823	$110,028
Net premiums written	113,434	77,530

[1] Total Value Creation equals change in book value plus dividends paid, divided by beginning book value. Quarterly amounts have been annualized
[2] The combined ratio is calculated as ratio of losses and loss expenses incurred, plus other operating expenses, less commission and other income to net premiums earned.